Exhibit 99.1

KONTOOR BRANDS REPORTS 2026 SECOND QUARTER RESULTS AND RAISES FULL YEAR OUTLOOK; EXPECTS TO ENTER INTO A $400 MILLION ACCELERATED SHARE REPURCHASE AGREEMENT

Second Quarter Highlights
•Revenue from continuing operations of $584 million increased 19 percent compared to prior year, driven by $114 million of Helly Hansen revenue, exceeding expectations, and 2 percent growth in Wrangler
•Reported gross margin from continuing operations of 56.2 percent. Adjusted gross margin of 53.8 percent increased 710 basis points compared to prior year
•Reported operating income from continuing operations of $91 million. Adjusted operating income of $94 million increased 19 percent compared to prior year
•Reported Diluted EPS from continuing operations of $1.03. Adjusted EPS of $1.06 increased 13 percent compared to prior year
•Repurchased $50 million of common stock at $74 per share

Other Key Highlights
•Full year 2026 adjusted earnings per share from continuing operations is now expected to be in the range of $5.25 to $5.35, reflecting 27 to 29 percent growth compared to prior year (prior outlook range $5.15 to $5.25)
•Full year 2026 adjusted gross margin from continuing operations has strengthened and is now expected to be in the range of 49.8 to 50.0 percent, reflecting an increase of 330 to 350 basis points compared to prior year
•Full year 2026 outlook includes approximately $25 million of incremental brand-building and other growth-enabling investments to further accelerate long-term growth
•The Lee business divestiture is on track to close in the fourth quarter
•Upon closing of the Lee business divestiture, the Company intends to deploy the expected proceeds into a $400 million Accelerated Share Repurchase agreement, with the remaining proceeds allocated towards voluntary debt payments
•Expect to return more than $900 million of capital in 2026 through share repurchases, dividends and voluntary debt payments, including the proceeds from the Lee divestiture

GREENSBORO, N.C. - August 12, 2026 - Kontoor Brands, Inc. (NYSE: KTB) today reported financial results for its second quarter ended July 4, 2026.

“Our second quarter results were driven by growth from Wrangler, a stronger-than-expected contribution from Helly Hansen and robust gross margin expansion,” said Scott Baxter, Chief Executive Officer and Chairman of the Board of Directors. "Wrangler delivered another quarter of diversified growth led by strong performance in female, direct-to-consumer and international, coupled with exceptional profitability and cash generation. Helly Hansen delivered a better-than-expected quarter and for the first half of 2026, delivered double-digit revenue growth on a pro-

forma basis and significant profitability improvement fueled in part by the benefits of our multi-brand platform."

Joe Alkire, Kontoor Brands’ President and Chief Financial Officer added, "As we look ahead, we are sharpening our portfolio focus and increased investment on our largest growth opportunities. We are raising our full year outlook based on the strength we have seen in our year-to-date results, and our confidence and visibility as we enter the second half of the year. With the Lee divestiture on track to close in the fourth quarter, we intend to deploy $400 million of the expected proceeds into an Accelerated Share Repurchase agreement based on the confidence we have in our long-term strategy and value creation potential."

Second Quarter 2026 Income Statement from Continuing Operations Review

Revenue was $584 million and increased 19 percent compared to prior year, including the contribution from the acquisition of Helly Hansen completed in the second quarter of 2025.

Wrangler brand global revenue was $469 million and increased 2 percent compared to prior year. Wrangler U.S. revenue increased 1 percent, driven by a 9 percent increase in direct-to-consumer. U.S. wholesale was flat compared to prior year. Wrangler international revenue increased 10 percent compared to prior year, driven by a 31 percent increase in direct-to-consumer and a 7 percent increase in wholesale.

Helly Hansen global revenue was $114 million. Sport and Workwear revenue was $70 million and $37 million, respectively. Musto brand revenue was $7 million.

Gross margin on a reported basis increased 970 basis points to 56.2 percent. On an adjusted basis, gross margin increased 710 basis points to 53.8 percent compared to prior year, driven by the benefits of Project Jeanius, the acquisition of Helly Hansen and the impact of favorable channel mix, product mix and pricing.

Selling, General & Administrative (SG&A) expenses were $238 million, or 40.7 percent of revenue on a reported basis. On an adjusted basis, SG&A expenses increased to $221 million, or 37.8 percent of revenue. The increase in SG&A expenses was driven by the impact of a full quarter of Helly Hansen expenses compared to prior year, and increased investments in direct-to-consumer, demand creation and technology, partially offset by the benefits from Project Jeanius.

Operating income was $91 million on a reported basis. On an adjusted basis, operating income was $94 million and increased 19 percent compared to prior year. Adjusted operating margin was 16 percent, reflecting a 10 basis point increase compared to prior year.

Diluted earnings per share (EPS) was $1.03 on a reported basis. On an adjusted basis, EPS was $1.06, reflecting an increase of 13 percent compared to prior year. This includes a $0.06 loss per share from Helly Hansen, which significantly exceeded expectations.

Balance Sheet and Liquidity from Continuing Operations Review

The Company ended the second quarter with $58 million in cash and cash equivalents, and $1.1 billion in long-term debt. At the end of the second quarter, the Company had no outstanding borrowings under the Revolving Credit Facility and $493 million available for borrowing against this facility.

Inventory at the end of the second quarter was $526 million, down 3 percent compared to prior year driven primarily by a reduction in inventory in the Helly Hansen business.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.53 per share, payable on September 18, 2026, to shareholders of record at the close of business on September 8, 2026.

The Company returned $80 million to shareholders through dividends and share repurchases during the second quarter, including the repurchase of $50 million of common stock at an average price per share of $74. Year-to-date, the Company repurchased $75 million of common stock at an average price per share of $75. At the end of the quarter, the Company had $700 million remaining under its existing share repurchase authorization.

Tariff Update

Following the U.S. Supreme Court’s ruling that the International Emergency Economic Powers Act (“IEEPA”) does not authorize tariffs, the U.S. Court of International Trade ordered U.S. Customs and Border Protection to refund all IEEPA duties previously paid. During the first quarter of 2026, the Company recognized a net receivable of $54 million based on the probability of the recovery of IEEPA tariffs previously paid. In July 2026, the Company began to receive IEEPA refunds and has received $23 million thus far in the third quarter of 2026. The Company expects to receive the remaining IEEPA refunds by the end of fiscal 2026.

In May 2026, the U.S. Court of International Trade ruled that Section 122 tariffs were also invalid and these tariffs expired on July 24, 2026. The Company's year-to-date financial results include the previously paid and expensed tariffs under Section 122. The Company has not recorded a receivable related to Section 122 tariffs and continues to monitor ongoing litigation related to the potential recovery of these tariffs.

In July 2026, the Office of the U.S. Trade Representative implemented new Section 301 tariff rates of between 10 percent and 12.5 percent on products imported from the majority of the Company's current trading partners. Based on currently available information, the Company’s imports from Mexico to the U.S. remain exempt under USMCA.

The Company’s outlook continues to assume a 15 percent reciprocal tariff rate for the second half of 2026. On an adjusted basis, the Company has excluded any impacts of the 2025-related IEEPA tariffs in its 2026 outlook.

The Company continues to evaluate the potential impact of the reciprocal trade framework between the United States and Bangladesh. The Company utilizes U.S. grown cotton in more than 80 percent of products sourced from Bangladesh which may qualify for a duty exemption under the trade framework.

Updated Full Year 2026 Outlook from Continuing Operations

	Prior 2026 Outlook	Updated 2026 Outlook
Revenue	$2.66 to $2.71 billion	$2.66 to $2.71 billion
Adjusted EPS	$5.15 to $5.25	$5.25 to $5.35

The Company continues to expect the divestiture of Lee to be immaterial to earnings per share over a 12-to-18-month period. The earnings contribution of the Lee business will be offset through capital deployment of expected proceeds from the divestiture, and mitigation of overhead and other expenses that were previously allocated to the Lee business, through restructuring and other cost actions.

The Company’s full year 2026 outlook also includes the following assumptions:

•Revenue is expected to be in the range of $2.66 to $2.71 billion, representing growth of approximately 12 to 13 percent compared to prior year. Second-half revenue is expected to increase in the mid-single digit range for both Wrangler and Helly Hansen, excluding the impact of the 53rd week in 2025. In the fourth quarter of 2025, the 53rd week benefited Wrangler revenue growth by 8 percentage points and Helly Hansen revenue by $3 million.

•Adjusted gross margin is now expected to be in the range of 49.8 to 50.0 percent, representing an increase of 330 to 350 basis points compared to prior year. The updated outlook compares to the prior outlook of 48.3 to 48.5 percent and primarily reflects stronger-than-expected year-to-date results and contribution from Helly Hansen.

•Adjusted SG&A expenses are now expected to increase approximately 23 percent compared to prior year, including the impact of a full year of Helly Hansen expenses. The Company's updated outlook includes approximately $25 million of incremental brand-building and other growth-enabling investments as compared to the prior outlook.

•Adjusted operating income is now expected to be in the range of $413 to $420 million, including $25 million of incremental investments, representing an increase of 15 to 17 percent compared to prior year.

•Adjusted EPS is now expected to be in the range of $5.25 to $5.35, including the impact of approximately $0.55 of unmitigated overhead and other expenses that were previously allocated to the Lee business. This compares to the prior outlook of $5.15 to $5.25. The Company's updated outlook includes approximately $0.36 per share of incremental investments as compared to the prior outlook. The Company's updated outlook does not include the impact of any future share repurchases, including those from the expected proceeds of the planned divestiture of the Lee business.

•Capital expenditures are now expected to be approximately $30 million.

•The Company expects an effective tax rate of approximately 20 percent on adjusted pre-tax earnings, including the benefit of tax synergies from Helly Hansen.

•Interest expense is now expected to be approximately $56 million. The outlook for interest expense does not include the impact of additional voluntary debt payments with a portion of the expected proceeds from the planned divestiture of the Lee business.

•Other expense is now expected to be approximately $14 million.

•Average shares outstanding are now expected to be approximately 55.5 million. The outlook for average shares outstanding does not include the impact of any future share repurchases, including those from the expected proceeds of the planned divestiture of the Lee business.

•The Company continues to expect total cash from operations of approximately $450 million, including the expected contribution from the Lee business which is reported in discontinued operations.

•The Company expects to make voluntary term loan payments of $225 million, excluding the impact of additional debt payments with a portion of the expected proceeds from the planned divestiture of the Lee business. The Company expects to achieve a net leverage ratio below 1.5 times by year-end.

Webcast Information

Kontoor Brands will host its second quarter 2026 conference call beginning at 8:30 a.m. Eastern Time today, August 12, 2026. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

This release refers to “adjusted”, “organic” and “constant currency” amounts from 2026 and 2025, which are further described in the sections below. All per share amounts are presented on a diluted basis. Amounts as presented herein may not recalculate due to the use of unrounded numbers.

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during 2026 represent (i) business optimization activities associated with the continued execution of Project Jeanius, including a gain from the closure and sale of one of our manufacturing facilities, (ii) integration-related costs associated with the Helly Hansen integration and, (iii) the impacts of the 2025 IEEPA-related tariffs on the second quarter 2026 results. Adjustments during 2025 represent (i) restructuring and transformation costs related to business optimization activities associated with Project Jeanius, (ii) actions to streamline and transfer select production within our internal manufacturing network and, (iii) acquisition and integration-related costs associated with the Helly Hansen acquisition. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Organic Amounts - This release refers to “organic” amounts, which represent operating results excluding contributions from the Helly Hansen® and Musto® brands.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates.

This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

For forward-looking non-GAAP measures included in this filing, the Company does not provide a reconciliation to the most comparable GAAP financial measures because the information needed to reconcile these measures is unavailable due to the inherent difficulty of forecasting the timing and/or amount of various items that have not yet occurred and have been excluded from adjusted measures. Additionally, estimating such GAAP measures and providing a meaningful reconciliation consistent with the Company’s accounting policies for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a portfolio of three of the world’s most iconic lifestyle, outdoor and workwear brands: Wrangler®, Lee® and Helly Hansen®. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: macroeconomic conditions, including inconsistent consumer demand despite recent declines in interest rates, fluctuating foreign currency exchange rates, moderating inflation and global supply chain issues, as well as the ongoing impact of tariffs and uncertainty regarding the outcome of trade negotiations, import/export regulations and tariff policies, continue to adversely impact global economic conditions and have had, and may continue to have, a negative impact on the Company's business, results of operations, financial condition and cash flows (including future uncertain impacts); the level of consumer demand for apparel; reliance on a small number of large customers; potential difficulty in integrating Helly Hansen and/or in achieving the expected growth, cost savings and/or synergies from the acquisition; potential risks and uncertainties in completing the sale of the Lee business, if at all, and potential risks in segregating and disposing of the Lee business and the Company’s ability to mitigate any stranded costs from the potential disposition; supply chain and shipping disruptions, which could continue to result in shipping delays, an increase in transportation costs and increased product costs or lost sales; intense industry competition; the ability to accurately forecast demand for products; the Company's ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the Company's ability to maintain the images of its brands; disruption and volatility in the global capital and credit markets and its impact on the Company's ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company's business relating to its debt obligations; increasing pressure on margins; e-commerce operations through the Company's direct-to-consumer business; the financial difficulty experienced by the retail industry; possible goodwill and other asset impairment; the ability to implement the Company's business strategy; the stability of manufacturing facilities and foreign suppliers; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products, including as a result of tariffs and reciprocal tariffs; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; seasonality; unseasonal or severe weather conditions; potential challenges with the Company's implementation of Project Jeanius; the Company's and its vendors' ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss or maintain operational performance; ability to properly collect, use, manage and secure consumer and employee data; legal, regulatory, political and economic risks; the impact of climate change and related legislative and regulatory responses; stakeholder response to sustainability issues, including those related to climate change; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; continuity of members of management; labor relations; the ability to protect trademarks and other intellectual property rights; the ability of the Company's licensees to generate expected sales and maintain the value of the Company’s brands; volatility in the price and trading volume of the Company's common stock; anti-takeover provisions in the Company's organizational documents; market conditions, timing and ability to institute an appropriate Accelerated Share Repurchase program; and general fluctuations in the amount and frequency under our share repurchases. Many of the foregoing risks and uncertainties will be exacerbated by any worsening of the global business and economic environment.

More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Erinn Murphy, (336) 332-3022
Vice President, Global Head of Finance & Operations for Helly Hansen; Corporate Investor Relations
Erinn.Murphy@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Senior Director, Corporate Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June		%	Six Months Ended June		%
(Dollars and shares in thousands, except per share amounts)	2026	2025	Change	2026	2025	Change
Net revenues	$584,288	$492,632	19%	$1,197,610	$915,633	31%
Costs and operating expenses
Cost of goods sold	256,026	263,451	(3)%	539,974	493,718	9%
Selling, general and administrative expenses	237,736	172,233	38%	477,005	333,598	43%
Total costs and operating expenses	493,762	435,684	13%	1,016,979	827,316	23%
Operating income	90,526	56,948	59%	180,631	88,317	105%
Interest expense	(15,673)	(13,485)	16%	(31,757)	(23,293)	36%
Interest income	1,843	2,820	(35)%	4,027	6,139	(34)%
Other (expense) income, net	(3,744)	30,546	(112)%	(6,346)	20,253	(131)%
Income from continuing operations before income taxes	72,952	76,829	(5)%	146,555	91,416	60%
Income taxes	(18,530)	(18,397)	1%	(36,494)	(22,735)	61%
Income from equity method investment	2,599	264	*	7,998	264	*
Income from continuing operations	57,021	58,696	(3)%	118,059	68,945	71%
Income from discontinued operations, net of tax	7,781	15,173	(49)%	39,182	47,806	(18)%
Net income	$64,802	$73,869	(12)%	$157,241	$116,751	35%

Earnings per common share - basic
Continuing operations	$1.04	$1.06		$2.14	$1.25
Discontinued operations	$0.14	$0.27		$0.71	$0.86
Total earnings per common share - basic	$1.18	$1.33		$2.85	$2.11

Earnings per common share - diluted
Continuing operations	$1.03	$1.05		$2.12	$1.23
Discontinued operations	$0.14	$0.27		$0.70	$0.85
Total earnings per common share - diluted	$1.17	$1.32		$2.82	$2.08

Weighted average shares outstanding
Basic	55,089	55,560		55,156	55,458
Diluted	55,495	55,975		55,746	56,017
* Calculation not meaningful.
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53-week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended June 2026 and June 2025 correspond to the 13-week and 26-week fiscal periods ended July 4, 2026 and June 28, 2025, respectively. References to June 2026, December 2025 and June 2025 relate to the balance sheets as of July 4, 2026, January 3, 2026 and June 28, 2025, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 2026	December 2025	June 2025
ASSETS
Current assets
Cash and cash equivalents	$58,457	$77,215	$85,914
Accounts receivable, net	220,828	209,419	237,530
Inventories	526,121	435,945	543,130
Prepaid expenses and other current assets	114,533	102,056	93,446
Current assets of discontinued operations	228,323	256,481	255,756
Total current assets	1,148,262	1,081,116	1,215,776
Property, plant and equipment, net	110,890	113,285	119,239
Operating lease assets	120,783	110,330	124,163
Intangible assets, net	447,728	445,584	447,058
Goodwill	461,056	451,006	407,985
Other assets	214,355	212,294	228,911
Other assets of discontinued operations	162,217	169,057	174,773
TOTAL ASSETS	$2,665,291	$2,582,672	$2,717,905
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	$17,500	$8,750	$—
Accounts payable	252,787	195,560	$217,110
Accrued and other current liabilities	213,771	237,864	197,366
Operating lease liabilities, current	29,656	22,418	27,701
Current liabilities of discontinued operations	113,556	129,035	116,196
Total current liabilities	627,270	593,627	558,373
Operating lease liabilities, noncurrent	98,944	95,422	98,945
Other liabilities	166,841	164,431	161,059
Long-term debt	1,126,666	1,134,579	1,366,510
Other liabilities of discontinued operations	27,026	29,746	34,671
Total liabilities	2,046,747	2,017,805	2,219,558
Commitments and contingencies
Total equity	618,544	564,867	498,347
TOTAL LIABILITIES AND EQUITY	$2,665,291	$2,582,672	$2,717,905

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June
(In thousands)	2026	2025
OPERATING ACTIVITIES
Net income	$157,241	$116,751
Income from discontinued operations, net of tax	39,182	47,806
Income from continuing operations, net of tax	118,059	68,945
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24,446	16,523
Stock-based compensation	16,840	19,929
Other, including working capital changes	(119,716)	(36,608)
Cash provided by operating activities - continuing operations	39,629	68,789
Cash provided by operating activities - discontinued operations	54,003	34,519
Cash provided by operating activities	93,632	103,308
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(7,963)	(5,309)
Capitalized computer software	(3,072)	(2,165)
Business acquisition, net of cash received	—	(870,058)
Proceeds from the settlement of foreign exchange contracts to hedge business acquisition	—	24,115
Collection of deferred purchase price on sold accounts receivable	14,858	—
Proceeds from sales of assets	25,091	2
Cash provided (used) by investing activities - continuing operations	28,914	(853,415)
Cash used by investing activities - discontinued operations	(1,376)	(2,009)
Cash provided (used) by investing activities	27,538	(855,424)
FINANCING ACTIVITIES
Borrowings under revolving credit facility	56,500	—
Repayments under revolving credit facility	(56,500)	—
Proceeds from issuance of long-term debt	—	1,000,000
Payment of debt issuance costs	—	(7,433)
Repayments of term loan	—	(370,000)
Repurchases of Common Stock	(75,442)	—
Dividends paid	(58,462)	(57,717)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(14,804)	(8,555)
Cash (used) provided by financing activities	(148,708)	556,295
Effect of foreign currency rate changes on cash and cash equivalents	(87)	(30,763)
Net change in cash and cash equivalents	(27,625)	(226,584)
Cash and cash equivalents – beginning of period	108,442	334,066
Cash and cash equivalents – end of period	$80,817	$107,482

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2026	2025
Segment revenues:
Wrangler	$469,047	$461,279	2%	1%
Helly Hansen	106,811	26,672	*	*
Total reportable segment revenues	575,858	487,951	18%	17%
Other revenues (b)	8,430	4,681	80%	77%
Total net revenues	$584,288	$492,632	19%	18%
Segment profit
Wrangler	$138,940	$108,091	29%
Helly Hansen	1,877	(4,813)	*
Reconciliation to income before income taxes:
Corporate and other expenses	(51,667)	(14,747)	250%
Interest expense	(15,673)	(13,485)	16%
Interest income	1,843	2,820	(35)%
Loss related to other revenues (b)	(2,368)	(1,037)	*
Income from continuing operations before income taxes	$72,952	$76,829	(5)%

	Six Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2026	2025
Segment revenues:
Wrangler	$904,886	$881,525	3%	2%
Helly Hansen	272,291	26,672	*	*
Total reportable segment revenues	1,177,177	908,197	30%	27%
Other revenues (b)	20,433	7,436	175%	161%
Total net revenues	$1,197,610	$915,633	31%	28%
Segment profit
Wrangler	$260,709	$194,939	34%
Helly Hansen	21,530	(4,813)	*
Reconciliation to income before income taxes:
Corporate and other expenses	(105,411)	(80,302)	31%
Interest expense	(31,757)	(23,293)	36%
Interest income	4,027	6,139	(34)%
Loss related to other revenues (b)	(2,543)	(1,254)	103%
Income from continuing operations before income taxes	$146,555	$91,416	60%
(a) Refer to constant currency definition on the following pages.
(b) We report a “Loss related to other revenues” category to reconcile "total reportable segment profit" to "income from continuing operations before income taxes", but the Other category does not meet the criteria to be considered a reportable segment. Other includes sales and licensing of the Musto® and Chic® brands, as well as other company-owned brands and private label apparel, and the associated costs.
* Calculation not meaningful.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Continuing Operations - Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended June 2026
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$469,047	$(1,205)	$467,842
Helly Hansen	106,811	(3,327)	103,484
Total reportable segment revenues	575,858	(4,532)	571,326
Other revenues	8,430	(141)	8,289
Total net revenues	$584,288	$(4,673)	$579,615

	Six Months Ended June 2026
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$904,886	$(6,648)	$898,238
Helly Hansen	272,291	(16,385)	255,906
Total reportable segment revenues	1,177,177	(23,033)	1,154,144
Other revenues	20,433	(1,059)	19,374
Total net revenues	$1,197,610	$(24,092)	$1,173,518

Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. During the second quarter of 2026, the Company refined its calculation methodology for the non-GAAP unaudited adjustments for foreign currency exchange, and accordingly, has presented the six-month period ended June 2026 on a comparable basis. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended June
(Dollars in thousands, except per share amounts)	2026	2025

Net revenues - as reported under GAAP	$584,288	$492,632
Contribution from Helly Hansen (a)	113,895	29,232
Organic net revenues	$470,393	$463,400

Cost of goods sold - as reported under GAAP	$256,026	$263,451
Restructuring and transformation costs (b)	13,178	(893)
U.S. Customs 2025 tariffs (c)	896	—
Adjusted cost of goods sold	270,100	262,558
Contribution from Helly Hansen (a)	47,381	14,111
Adjusted organic cost of goods sold	$222,719	$248,447

Gross margin - as reported under GAAP	$328,262	$229,181
Restructuring and transformation costs (b)	(13,178)	893
U.S. Customs 2025 tariffs (c)	(896)	—
Adjusted gross margin	314,188	230,074
Contribution from Helly Hansen (a)	66,514	15,121
Adjusted organic gross margin	$247,674	$214,953

Selling, general and administrative expenses - as reported under GAAP	$237,736	$172,233
Restructuring and transformation costs (b)	(4,397)	(6,503)
Acquisition and integration-related costs (d)	(12,707)	(14,040)
Adjusted selling, general and administrative expenses	220,632	151,690
Contribution from Helly Hansen (a)	65,869	20,430
Adjusted organic selling, general and administrative expenses	$154,763	$131,260

Operating income - as reported under GAAP	$90,526	$56,948
Restructuring and transformation costs (b)	(8,781)	7,396
U.S. Customs 2025 tariffs (c)	(896)	—
Acquisition and integration-related costs (d)	12,707	14,040
Adjusted operating income	93,556	78,384
Contribution from Helly Hansen (a)	645	(5,309)
Adjusted organic operating income	$92,911	$83,693

Other (expense) income, net - as reported under GAAP	$(3,744)	$30,546
Acquisition and integration-related costs (d)	—	(32,980)
Adjusted other expense, net	$(3,744)	$(2,434)

Diluted earnings per share from continuing operations - as reported under GAAP	$1.03	$1.05
Restructuring and transformation costs (b)	(0.12)	0.10
U.S. Customs 2025 tariffs (c)	(0.01)	—
Acquisition and integration-related costs (d)	0.16	(0.21)
Adjusted diluted earnings per share from continuing operations	$1.06	$0.94
Contribution from Helly Hansen (a)	(0.06)	(0.12)
Adjusted organic diluted earnings per share from continuing operations	$1.12	$1.06

Adjusted diluted earnings per share from continuing operations	$1.06	$0.94
Adjusted contribution from discontinued operations	$0.44	$0.27
Adjusted diluted earnings per share	$1.50	$1.21

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

Net income from continuing operations - as reported under GAAP	$57,021	$58,696
Income taxes	18,530	18,397
Interest expense	15,673	13,485
Interest income	(1,843)	(2,820)
EBIT from continuing operations	$89,381	$87,758
Depreciation and amortization	10,694	9,174
EBITDA from continuing operations	$100,075	$96,932
Restructuring and transformation costs (b)	(8,781)	7,396
U.S. Customs 2025 tariffs (c)	(896)	—
Acquisition and integration-related costs (d)	12,707	(18,940)
Adjusted EBITDA from continuing operations	$103,105	$85,388
As a percentage of total net revenues	17.6%	17.3%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. EBIT, EBITDA and adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.
(a) Contribution from Helly Hansen represents the adjusted operating results from the Helly Hansen® and Musto® brands.
(b) See Note 1 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(c) See Note 2 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.
(d) See Note 3 of “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended June
	2026			2025
(Dollars in thousands, except per share amounts)	GAAP	Adjusted	Adjusted Organic	GAAP	Adjusted

Net revenues	$584,288	$584,288	$470,393	$492,632	$492,632

Gross margin	$328,262	$314,188	$247,674	$229,181	$230,074
As a percentage of total net revenues	56.2%	53.8%	52.7%	46.5%	46.7%

Selling, general and administrative expenses	$237,736	$220,632	$154,763	$172,233	$151,690
As a percentage of total net revenues	40.7%	37.8%	32.9%	35.0%	30.8%

Operating income from continuing operations	$90,526	$93,556	$92,911	$56,948	$78,384
As a percentage of total net revenues	15.5%	16.0%	19.8%	11.6%	15.9%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis, on an adjusted basis and on an adjusted organic basis, which excludes the operating results from the Helly Hansen acquisition. These adjusted and adjusted organic presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures” at the end of this document.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue - Continuing Operations
(Unaudited)

	Three Months Ended June 2026
	Revenues - As Reported
(In thousands)	Wrangler	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$382,843	$13,225	$1,642	$397,710
International Wholesale	40,697	67,487	4,218	112,402
Direct-to-Consumer	45,507	26,099	2,570	74,176
Total	$469,047	$106,811	$8,430	$584,288

Geographic revenues
U.S.	$420,184	$21,256	$1,958	$443,398
International	48,863	85,555	6,472	140,890
Total	$469,047	$106,811	$8,430	$584,288

	Six Months Ended June 2026
	Revenues - As Reported

(In thousands)	Wrangler	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$721,941	$30,065	$3,247	$755,253
International Wholesale	93,540	168,459	12,482	274,481
Direct-to-Consumer	89,405	73,767	4,704	167,876
Total	$904,886	$272,291	$20,433	$1,197,610

Geographic revenues
U.S.	$793,934	$57,410	$3,834	$855,178
International	110,952	214,881	16,599	342,432
Total	$904,886	$272,291	$20,433	$1,197,610

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue - Continuing Operations
(Unaudited)

	Three Months Ended June 2025
	Revenues - As Reported
(In thousands)	Wrangler	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$382,782	$2,713	$2,116	$387,611
International Wholesale	38,078	16,444	1,488	56,010
Direct-to-Consumer	40,419	7,515	1,077	49,011
Total	$461,279	$26,672	$4,681	$492,632

Geographic revenues
U.S.	$416,984	$5,058	$2,391	$424,433
International	44,295	21,614	2,290	68,199
Total	$461,279	$26,672	$4,681	$492,632

	Six Months Ended June 2025
	Revenues - As Reported

(In thousands)	Wrangler	Helly Hansen	Other	Total
Channel revenues
U.S. Wholesale	$718,286	$2,713	$4,725	$725,724
International Wholesale	83,303	16,444	1,488	101,235
Direct-to-Consumer	79,936	7,515	1,223	88,674
Total	$881,525	$26,672	$7,436	$915,633

Geographic revenues
U.S.	$785,286	$5,058	$5,146	$795,490
International	96,239	21,614	2,290	120,143
Total	$881,525	$26,672	$7,436	$915,633

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information - Continuing Operations
(Unaudited)

	Three Months Ended June
	2026	2025	2026 to 2025
(Dollars in thousands)	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$420,184	$416,984	1%	1%
Helly Hansen U.S.	21,256	5,058	*	*
Other U.S.	1,958	2,391	(18)%	(18)%
Total U.S. revenues	$443,398	$424,433	4%	4%

Wrangler International	$48,863	$44,295	10%	8%
Helly Hansen International	85,555	21,614	*	*
Other International	6,472	2,290	*	*
Total International revenues	$140,890	$68,199	107%	100%

Global Wrangler	$469,047	$461,279	2%	1%
Global Helly Hansen	106,811	26,672	*	*
Global Other	8,430	4,681	80%	77%
Total revenues	$584,288	$492,632	19%	18%
* Calculation not meaningful.

	Six Months Ended June
	2026	2025	2026 to 2025
(Dollars in thousands)	As Reported Under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$793,934	$785,286	1%	1%
Helly Hansen U.S.	57,410	5,058	*	*
Other U.S.	3,834	5,146	(25)%	(25)%
Total U.S. revenues	$855,178	$795,490	8%	8%

Wrangler International	$110,952	$96,239	15%	8%
Helly Hansen International	214,881	21,614	*	*
Other International	16,599	2,290	*	*
Total International revenues	$342,432	$120,143	185%	165%

Global Wrangler	$904,886	$881,525	3%	2%
Global Helly Hansen	272,291	26,672	*	*
Global Other	20,433	7,436	*	*
Total revenues	$1,197,610	$915,633	31%	28%
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)” for additional information on constant currency financial calculations.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Revenue from Continuing and Discontinued Operations
(Unaudited)

	Three Months Ended June		Six Months Ended June
	2026	2025	2026	2025

(Dollars in thousands)
Revenue - continuing operations	$584,288	$492,632	$1,197,610	$915,633
Revenue - discontinued operations	159,168	165,627	353,456	365,527
Total	$743,456	$658,259	$1,551,066	$1,281,160

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted and Adjusted Organic Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted and Adjusted Organic Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(1) During the three months ended June 2026, restructuring and transformation costs included $2.2 million of charges related to the closure of one of our manufacturing facilities, and $15.4 million related to the gain on the sale of the facility, which was recorded to "cost of goods sold", and $4.4 million related to business optimization activities associated with Project Jeanius recorded to "selling, general and administrative expenses." Total restructuring and transformation costs resulted in a corresponding tax impact of $2.3 million for the three months ended June 2026.
During the three months ended June 2025, restructuring and transformation costs included $6.9 million related to business optimization activities and $0.5 million related to streamlining and transferring select production within our internal manufacturing network. Total restructuring and transformation costs resulted in a corresponding tax impact of $1.6 million for the three months ended June 2025.
(2) During the three months ended June 2026, we reduced cost of goods sold by approximately $0.9 million, related to the impacts of the 2025 IEEPA tariff amounts, which resulted in a corresponding tax impact of $0.2 million.
(3) During the three months ended June 2026, integration-related costs associated with Helly Hansen included $12.7 million of professional and other fees. Integration-related costs resulted in a corresponding tax impact of $3.3 million for the three months ended June 2026.
During the three months ended June 2025, acquisition and integration-related benefits included $33.0 million of gains related to foreign currency exchange contracts to hedge the purchase price of the Helly Hansen acquisition, and $14.0 million of professional and other fees. Total acquisition and integration-related benefits resulted in a corresponding tax impact of $(6.9) million for the three months ended June 2025.